UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

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TEMECULA VALLEY BANCORP INC.
(Exact name of Registrant as specified in its charter)

California	001-33897	46-0476193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
27710 Jefferson Avenue Suite A100 Temecula, California	92590
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (951) 694-9940

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 – Bankruptcy or Receivership.

On July 17, 2009, Temecula Valley Bank (the “Bank”), the principal operating subsidiary of Temecula Valley Bancorp Inc. (the “Company”), was closed by the California Department of Financial Institutions, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank.

As indicated in the FDIC press release dated July 17, 2009, subsequent to the closure, First-Citizens Bank and Trust Company, Raleigh, North Carolina (“First-Citizens Bank and Trust”) assumed all of the deposits of the Bank, excluding those from brokers, and purchased essentially all of the Bank’s assets in a transaction facilitated by the FDIC.

On July 20, 2009, the eleven offices of the Bank reopened as branches of First-Citizens Bank and Trust. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/temecula.html or call the FDIC toll-free at 1-800-930-5170.

Item 8.01 – Other Events.

As of July 22, 2009: (i) the Company’s primary assets, excluding its investment in the Bank and its investments in Temecula Valley Statutory Trust II, III, IV, V and VI (the “Trusts”), which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $1.3 million; and (ii) the Company’s principal liabilities are $56.9 million of junior subordinated debentures (the “Debentures”) issued to the Trusts and $1.7 million in accrued and unpaid interest on the Debentures.

In January 2009, the Company exercised its right to defer interest payments under the Debentures, which it may do so for up to 20 consecutive quarters. If the Company institutes bankruptcy proceedings or, in the case of Trust VI only, a receiver is appointed for the Bank, an event of default would occur, and in either event, among others, the trustee or holders of not less than 25% in principal of the outstanding debentures of each Trust may declare the entire outstanding balance plus accrued, but unpaid, interest due and payable immediately.

 On July 21, 2009, the Company received a NASDAQ Staff Determination letter (the “Letter”) confirming that NASDAQ had halted trading in the Company’s common stock and the Trust VI trust preferred securities (“Trust VI Securities”) on July 20, 2009. The Letter indicated that NASDAQ was concerned about the Company’s ability to sustain compliance with all of the requirements for continued listing on NASDAQ principally due to the closure of Temecula Valley Bank, the Company’s principal operating subsidiary. As a result, NASDAQ Staff had made a determination to delist the Company’s common stock and the Trust VI Securities from The Nasdaq Stock Market. The Company does not intend to appeal the delisting decision. As a result, trading will continue to be halted in the Company’s common stock and the Trust VI Securities until trading is suspended on July 30, 2009. A Form 25-NSE will then be filed with the Securities and Exchange Commission, which will remove the Company’s common stock and the Trust VI Securities from listing and registration on The Nasdaq Stock Market.

The Letter advised us that the Company’s common stock would not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated July 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMECULA VALLEY BANCORP INC.

Date:	July 22, 2009	By:	/s/ FRANK BASIRICO, JR.
Frank Basirico, Jr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 22, 2009